     As filed with the Securities and Exchange Commission on April 25, 2005
                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          UNIVERSAL DISPLAY CORPORATION
             (Exact name of registrant as specified in its charter)

          Pennsylvania                       8731                           23-2372688
(State or other jurisdiction of  (Primary Standard Industrial  (I.R.S. Employer Identification No.)
 incorporation or organization)       Classification No.)

                             375 PHILLIPS BOULEVARD
                             EWING, NEW JERSEY 08618
                                 (609) 671-0980
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               STEVEN V. ABRAMSON
                      PRESIDENT AND CHIEF OPERATING OFFICER
                          UNIVERSAL DISPLAY CORPORATION
                             375 Phillips Boulevard
                             Ewing, New Jersey 08618
                                 (609) 671-0980
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                        Copies of all communications to:

                            JUSTIN W. CHAIRMAN, ESQ.
                           MORGAN, LEWIS & BOCKIUS LLP
                               1701 Market Street
                             Philadelphia, PA 19103
                                 (215) 963-5000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

------------------------------ ---------------- -------------------------- ------------------------ ------------------
                                   Amount           Proposed Maximum          Proposed Maximum          Amount of
    Title of Shares to be           to be          Aggregate Price Per       Aggregate Offering       Registration
         Registered              Registered             Share(1)                  Price(1)               Fee(1)
------------------------------ ---------------- -------------------------- ------------------------ ------------------
Common Stock, $0.01 par value      464,939               $7.62                   $3,540,511               $417
------------------------------ ---------------- -------------------------- ------------------------ ------------------

(1) Fee calculated in accordance with Rule 457(c) of the Securities Act of 1933, as amended. Estimated solely for the purpose of calculating the registration fee based on the average of the high and low prices per share of the Registrant's common stock on April 22, 2005, as reported on the Nasdaq National Market.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

         The information in this prospectus is not complete and may change. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED APRIL 25, 2005

PROSPECTUS

                                 464,939 SHARES

                          UNIVERSAL DISPLAY CORPORATION

                                  COMMON STOCK

         The shareholder of Universal Display Corporation identified in this prospectus under "Selling Shareholder," or its donees, pledgees or other transferees, is offering up to 464,939 shares of our common stock for resale to the public. The selling shareholder will be selling shares of common stock that it currently owns, or that it can acquire by exercising warrants that it currently owns.

         We will not receive any proceeds from the resale of shares of our common stock by the selling shareholder. We are paying the expenses of this offering.

         The primary market for our common stock is the Nasdaq National Market System, where it trades under the symbol "PANL." On April 22, 2005, the last reported sale price of our common stock on the Nasdaq National Market System was $7.52 per share.

         AN INVESTMENT IN OUR COMMON STOCK INVOLVES SIGNIFICANT RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS DESCRIBED BEGINNING ON PAGE 5 BEFORE INVESTING IN OUR COMMON STOCK.

         The securities have not been approved by the Securities and Exchange Commission or any state securities commission, nor have they determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.









                  THE DATE OF THIS PROSPECTUS IS ________, 2005

                                     - 19 -
1-PH/2198872.3
                                TABLE OF CONTENTS

                                                                            Page
Cautionary Statement Concerning Forward-Looking Statements................    3
Our Company...............................................................    4
Risk Factors..............................................................    5
The Offering..............................................................   14
Use of Proceeds...........................................................   15
Selling Shareholder.......................................................   15
Plan of Distribution......................................................   17
About this Prospectus.....................................................   18
Where You Can Find More Information.......................................   18
Legal Opinion.............................................................   19
Experts...................................................................   19

                              CAUTIONARY STATEMENT
                      CONCERNING FORWARD-LOOKING STATEMENTS

         This prospectus and the documents incorporated by reference in this prospectus contain some "forward-looking statements." Forward-looking statements concern our possible or assumed future results of operations, including descriptions of our business strategies. These statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "seek," "will," "may" or similar expressions. These statements are based on assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances.

         As you read and consider this prospectus, you should not place undue reliance on any forward-looking statements. You should understand that these statements involve substantial risk and uncertainty and are not guarantees of future performance or results. They depend on many factors that are discussed further in the section of this prospectus entitled "Risk Factors," including:

o the outcomes of our ongoing and future research and development activities, and those of others, relating to organic light emitting diode (OLED) technologies and materials;
o our ability to access future OLED technology developments of our academic and commercial research partners;
o the potential commercial applications of and future demand for our OLED technologies and materials, and of OLED products in general;
o our ability to form and continue strategic relationships with manufacturers of OLED products;
o successful commercialization of products incorporating our OLED technologies and materials by OLED manufacturers, and their continued willingness to utilize our OLED technologies and materials;
o the comparative advantages and disadvantages of our OLED technologies and materials versus competing technologies and materials currently on the market;
o the nature and potential advantages of any competing technologies that may be developed in the future;
o our ability to compete against third parties with resources greater than ours;
o our ability to maintain and improve our competitive position following the expiration of our fundamental OLED patents;
o the adequacy of protections afforded to us by the patents that we own or license and the cost to us of enforcing those protections;
o our ability to obtain, expand and maintain patent protection in the future, and to protect our unpatentable intellectual property;
o the payments that we expect to receive in the future under our existing contracts and the terms that we are able to enter into with new OLED display manufacturers;
o our future capital requirements and our ability to obtain additional financing if and when needed; and
o our future OLED technology licensing and OLED material sales revenues and results of operations.

Changes or developments in any of these areas could affect our financial results or results of operations, and could cause actual results to differ materially from those contemplated in the forward-looking statements.

         All forward-looking statements speak only as of the date of this prospectus or the documents incorporated by reference, as the case may be. Except for special circumstances in which a duty to update arises when prior disclosure becomes materially misleading in light of subsequent events, we do not intend to update any of these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                   OUR COMPANY

         We are a leader in the research, development and commercialization of organic light emitting diode, or OLED, technologies for use in a variety of flat panel display and other applications. OLEDs are thin, light-weight and power efficient devices, highly suitable for use in portable, full-color display applications. We are focused on licensing our proprietary OLED technologies to leading display manufacturers on a non-exclusive basis, and on selling our proprietary OLED materials to these manufacturers. We believe this business model allows us to concentrate on our core strengths of technology development and innovation, while providing significant operating leverage. During the second half of 2003, we recognized our first commercial chemical sales and license fee revenues, and in the third quarter of 2004 we recognized our first royalty revenues. We are currently selling one of our proprietary OLED materials to Tohoku Pioneer Corporation, have established license agreements with Samsung SDI Co., Ltd. and DuPont Displays, Inc. and have entered into technology development and evaluation agreements with several flat panel display manufacturers.

         Initial applications for OLED displays are small- and medium-sized flat panel displays in a wide variety of portable consumer electronics devices, including mobile phones, personal digital assistants, or PDAs, cameras, camcorders and electronic games. According to DisplaySearch, an independent market research firm tracking the flat panel display industry, the market for flat panel displays, which is currently dominated by liquid crystal displays, or LCDs, is expected to reach an estimated $90.8 billion in 2008. We believe OLED displays will capture a share of the growing flat panel display market because they offer potential advantages over competing technologies with respect to brightness, power efficiency, viewing angle, video response time and manufacturing cost. According to DisplaySearch, the OLED display market is expected to experience significant growth with revenues increasing from an estimated $316 million in 2004 to an estimated $5.2 billion by 2008. We believe that larger display applications, such as laptop computers, desktop computer monitors and televisions, also represent a significant opportunity for OLED displays given the potential advantages of OLED technologies for these applications.

         Our strategy is to further develop and license our proprietary OLED technologies to display manufacturers for use in small, medium and large consumer electronic devices. Our key proprietary technology, phosphorescent OLEDs, or PHOLEDs, has demonstrated the ability to provide up to four times the efficiency of other types of OLEDs. We also are conducting research and development work directed towards both improving our existing PHOLED technologies and materials and further developing our proprietary OLED technologies such as transparent OLEDs and flexible OLEDs. Our focus on next-generation technologies is designed to enable us to continue our position as a leading provider of OLED technologies.

         We believe that our technology leadership and intellectual property position will enable us to share in the revenues from OLED displays as they enter the mainstream consumer electronics market. Through our internal research and development efforts and our relationships with world-class partners such as Princeton University, the University of Southern California and PPG Industries, Inc., we have established a significant portfolio of OLED technologies and associated intellectual property rights. We currently own, exclusively license or have the sole right to sublicense more than 625 patents issued and pending worldwide. In addition, our management team has assembled a Scientific Advisory Board that includes some of the leading researchers in the OLED industry, which has enhanced our reputation and our competitive profile.

                              CORPORATE INFORMATION

         Our corporation was organized under the laws of the Commonwealth of Pennsylvania in April 1985. Our current business was commenced in June 1994 by a New Jersey corporation that has since changed its name to UDC, Inc. UDC, Inc. now functions as an operating subsidiary of ours and has overlapping officers and directors. Our principal executive offices are located at 375 Phillips Boulevard, Ewing, New Jersey 08618 and our telephone number is (609) 671-0980. Our website is located at www.universaldisplay.com. The information contained on our website is not a part of this prospectus.

                                  RISK FACTORS

         An investment in our securities involves a high degree of risk. Before purchasing our common stock, you should carefully consider the risks described below in this section and the risks described in the documents incorporated by reference in this prospectus. You should not purchase our securities if you cannot afford the loss of your entire investment.

RISKS RELATING TO OUR BUSINESS AND INDUSTRY

WE HAVE A HISTORY OF LOSSES AND MAY NEVER BE PROFITABLE.

         Since inception, we have generated limited revenues while incurring significant losses. We expect to incur losses for the foreseeable future and until such time, if ever, as we are able to achieve sufficient levels of revenue from the commercial exploitation of our OLED technologies and materials to support our operations. You should note, however, that:

o        OLED technologies may never be adopted for broad commercial usage;

o markets for flat panel displays utilizing OLED technologies may be limited; and

o we may never generate sufficient revenues from the commercial exploitation of our OLED technologies and materials to become profitable.

WE MAY REQUIRE ADDITIONAL FUNDING IN THE FUTURE IN ORDER TO CONTINUE OUR
BUSINESS.

         Our capital requirements have been and will continue to be significant. We may require additional funding in the future for the research, development and commercialization of our OLED technologies and materials, to obtain and maintain patents and other intellectual property rights in these technologies and materials, and for working capital and other purposes, the timing and amount of which are difficult to ascertain. Our cash on hand may not be sufficient to meet all of our future needs. When we need additional funds, such funds may not be available on commercially reasonable terms or at all. If we cannot obtain more money when needed, our business might fail. Additionally, if we attempt to raise money in an offering of shares of our common stock, preferred stock, warrants or depositary shares, or if we engage in acquisitions involving the issuance of such securities, the issuance of these shares will dilute our then-existing shareholders.

IF OUR OLED TECHNOLOGIES AND MATERIALS ARE NOT FEASIBLE FOR BROAD-BASED PRODUCT APPLICATIONS, WE MAY NEVER GENERATE REVENUES SUFFICIENT TO SUPPORT ONGOING OPERATIONS.

         Our business strategy is to license our OLED technologies and sell our OLED materials to display manufacturers for incorporation into the flat panel display products that they sell. Consequently, our success depends on the ability and willingness of these manufactures to develop, manufacture and sell commercial flat panel display products integrating our technologies and materials.

         Before display manufacturers will agree to utilize our OLED technologies and materials for wide-scale commercial production, they will likely require us to demonstrate to their satisfaction that our OLED technologies and materials are feasible for broad-based product applications. This, in turn, may require additional advances in our research and development efforts, as well as those of others, for applications in a number of areas, including:

o        device reliability;

o the development of OLED materials with sufficient lifetimes, brightness and color coordinates for full color OLED displays; and

o issues related to scalability and cost-effective fabrication technologies for product applications.

         Our research and development efforts remain subject to all of the risks associated with the development of new products based on emerging and innovative technologies, including, without limitation, unanticipated technical or other problems and the possible insufficiency of funds for completing development of these products. Technical problems may result in delays and cause us to incur additional expenses that would increase our losses. If we cannot complete research and development of our OLED technologies and materials successfully, or if we experience delays in completing research and development of our OLED technologies and materials for use in potential commercial applications, particularly after incurring significant expenditures, our business may fail.

EVEN IF OUR OLED TECHNOLOGIES ARE TECHNICALLY FEASIBLE, THEY MAY NOT BE ADOPTED BY DISPLAY MANUFACTURERS.

         The potential size, timing and viability of market opportunities targeted by us are uncertain at this time. Market acceptance of our OLED technologies will depend, in part, upon these technologies providing benefits comparable to cathode ray tube, or CRT, display and liquid crystal display, or LCD, technologies (the current standard display technologies) at an advantageous cost to manufacturers, and the adoption of products incorporating these technologies by consumers. Many potential licensees of our OLED technologies manufacture flat panel displays utilizing competing technologies, and may, therefore, be reluctant to redesign their products or manufacturing processes to incorporate our OLED technologies.

         During the entire product development process for a new flat panel display product, we face the risk that our technology will fail to meet the manufacturer's technical, performance or cost requirements or will be replaced by a competing product or alternative technology. For example, we are aware that some of our licensees and prospective licensees have entered into arrangements with our competitors regarding the development of competing technologies, including the potential production of polymer-based OLED displays. Even if we offer technologies that are satisfactory to a display manufacturer, the manufacturer may choose to delay or terminate its product development efforts for reasons unrelated to our technologies.

         Mass production of OLED displays will require the availability of suitable manufacturing equipment, components and materials, many of which are available only from a limited number of suppliers. In addition, there may be a number of other technologies that display manufacturers need to utilize to be used in conjunction with our OLED technologies in order to bring OLED displays and products containing them to the market. Thus, even if our OLED technologies are a viable alternative to competing flat panel display technologies, if display manufacturers are unable to obtain access to this equipment and these components, materials and other technologies, they may not utilize our OLED technologies.

THERE ARE NUMEROUS POTENTIAL ALTERNATIVES TO OLEDS FOR FLAT PANEL DISPLAYS, WHICH MAY LIMIT OUR ABILITY TO COMMERCIALIZE OUR OLED TECHNOLOGIES AND MATERIALS.

         The flat panel display market is currently, and will likely continue to be for some time, dominated by displays based on LCD technology. Numerous companies are making substantial investments in, and conducting research to improve characteristics of, LCDs. Plasma and other competing flat panel display technologies have been, or are being, developed. Advances in LCD technology or any of these other technologies may overcome their current limitations and permit them to become the leading technologies for flat panel displays, either of which could limit the potential market for flat panel displays utilizing our OLED technologies and materials. This, in turn, would cause display manufacturers to avoid entering into commercial relationships with us, or to terminate or not renew their existing relationships with us.

OTHER OLED TECHNOLOGIES MAY BE MORE SUCCESSFUL OR COST-EFFECTIVE THAN OURS, WHICH MAY LIMIT THE COMMERCIAL ADOPTION OF OUR OLED TECHNOLOGIES AND MATERIALS.

         Our competitors have developed OLED technologies that differ from or compete with our OLED technologies. In particular, Eastman Kodak Company's competing fluorescent OLED technology, which entered the marketplace prior to ours, may become entrenched in the flat panel industry before our OLED technologies have a chance to become widely utilized. Moreover, our competitors may succeed in developing new OLED technologies that are more cost-effective or have fewer display limitations than our OLED technologies. If our OLED technologies, and particularly our phosphorescent OLED technology, are unable to capture a substantial portion of the OLED display market, our business strategy may fail.

MANY OF OUR COMPETITORS HAVE GREATER RESOURCES, WHICH MAY MAKE IT DIFFICULT FOR US TO COMPETE SUCCESSFULLY AGAINST THEM.

         The flat panel display industry is characterized by intense competition. Many of our competitors have better name recognition and greater financial, technical, marketing, personnel and research capabilities than us. Because of these differences, we may never be able to compete successfully in the OLED display market.

THE FLAT PANEL DISPLAY INDUSTRY HAS HISTORICALLY EXPERIENCED SIGNIFICANT DOWNTURNS, WHICH MAY ADVERSELY AFFECT THE DEMAND FOR AND PRICING OF OUR OLED TECHNOLOGIES AND MATERIALS.

         Because we do not sell any display products to consumers, our success depends upon the ability and continuing willingness of our display manufacturer licensees to market commercial products integrating our technologies and materials, and the widespread acceptance of those products. Any slowdown in the demand for our licensees' products would adversely affect our royalty revenues and thus our business. The markets for our display manufacturer licensees' products are highly competitive, with pressure on prices and profit margins due largely to additional and growing capacity from flat panel display industry competitors. Success in the market for end-user products that may integrate our OLED technologies and materials also depends on factors beyond the control of our licensees and us, including the cyclical and seasonal nature of the end-user markets that our licensees serve, as well as industry and general economic conditions.

         The flat panel display industry has experienced significant periodic downturns, often in connection with, or in anticipation of, declines in general economic conditions. These downturns have been characterized by lower product demand, production overcapacity and erosion of average selling prices. Our business strategy is dependent on display manufacturers building and selling displays that incorporate our OLED technologies and materials. Industry-wide fluctuations and downturns in the demand for flat panel displays, and OLED displays in particular, could cause significant harm to our business.

IF OUR RESEARCH PARTNERS FAIL TO MAKE ADVANCES IN THEIR RESEARCH, OR IF THEY TERMINATE OR ELECT NOT TO RENEW THEIR RELATIONSHIPS WITH US, WE MIGHT NOT SUCCEED IN COMMERCIALIZING OUR OLED TECHNOLOGIES AND MATERIALS.

         Further advances in our OLED technologies and materials depend, in part, on the success of the research and development work conducted by our research partners. We cannot be certain that our research partners will make additional advances in the research and development of these technologies and materials. Moreover, although we fund OLED technology research, the scope of and technical aspects of this research and the resources and efforts directed to this research are in large part subject to the control of our research partners.

         Our most significant research and development relationships are with Princeton University and the University of Southern California. Our Research Agreement with Princeton University expires in July 2007 and both this agreement and our Amended License Agreement with Princeton University and the University of Southern California (the agreement under which we license our key OLED technology patents) can be terminated for various reasons. For example, the Research Agreement provides that if Dr. Stephen R. Forrest, the principal investigator for our research program with Princeton University, is unavailable to continue to serve in this capacity, because he is no longer associated with Princeton University or for any other reason, and a successor acceptable to both us and Princeton University is not available, Princeton University has the right to terminate the Research Agreement without impacting the Amended License Agreement. Termination of the Research Agreement would negatively affect our ability to research, develop and commercialize our OLED technologies and materials.

IF WE CANNOT FORM AND MAINTAIN LASTING BUSINESS RELATIONSHIPS WITH OLED DISPLAY MANUFACTURERS, OUR BUSINESS STRATEGY WILL FAIL.

         Our business strategy ultimately depends upon our development and maintenance of commercial licensing and material supply relationships with high-volume manufacturers of OLED displays. As of April 20, 2005, we had entered into only three such relationships, one with Samsung SDI Co., Ltd., one with Dupont Displays, Inc. and one with Tohoku Pioneer Corporation. All of our other relationships with display manufacturers currently are limited to technology development and the evaluation of our OLED technologies and materials for possible use in commercial production. Some or all of these relationships may not succeed or, even if they are successful, may not result in the display manufacturers entering into commercial licensing and material supply relationships with us.

         Under our existing technology development and evaluation agreements, we are working with display manufacturers to incorporate our technologies into their products for the commercial production of OLED displays. However, these technology development and evaluation agreements typically last for limited periods of time, such that our relationships with the display manufacturers will expire unless they continually are renewed. The display manufacturers may not agree to renew their relationships with us on a continuing basis. In addition, we regularly continue working with display manufacturers evaluating our OLED technologies and materials after our existing agreements with them have expired while we are attempting to negotiate contract extensions or new agreements with them. Should our relationships with the display manufacturers not continue or be renewed, our business would suffer.

         Our ability to enter into additional commercial licensing and material supply relationships, or to maintain our existing technology development and evaluation relationships, may require us to make financial or other commitments. We might not be able, for financial or other reasons, to enter into or continue these relationships on commercially acceptable terms, or at all. Failure to do so may cause our business strategy to fail.

CONFLICTS MAY ARISE WITH OUR LICENSEES OR JOINT DEVELOPMENT PARTNERS, RESULTING IN RENEGOTIATION OR TERMINATION OF, OR LITIGATION RELATED TO, OUR AGREEMENTS WITH THEM. THIS WOULD ADVERSELY AFFECT OUR REVENUES.

         Conflicts could arise between us and our licensees or joint development partners as to royalty rates, milestone payments or other commercial terms. Similarly, we may disagree with our licensees or joint development partners as to which party owns or has the right to commercialize intellectual property that is developed during the course of the relationship or as to other non-commercial terms. If such a conflict were to arise, a licensee or joint development partner might attempt to compel renegotiation of certain terms of their agreement or terminate their agreement entirely, and we might lose the royalty revenues and other benefits of the agreement. Either we or the licensee or joint development partner might initiate litigation to determine commercial obligations, establish intellectual property rights or resolve other disputes under the agreement. Such litigation could be costly to us and require substantial attention of management. If we were unsuccessful in such litigation, we could lose the commercial benefits of the agreement, be liable for other financial damages and suffer losses of intellectual property or other rights that are the subject of dispute. Any of these adverse outcomes could cause our business strategy to fail.

WE RELY SOLELY ON PPG INDUSTRIES TO MANUFACTURE THE OLED MATERIALS WE USE AND SELL TO DISPLAY MANUFACTURERS.

         Our business prospects depend significantly on our ability to obtain proprietary OLED materials for our own use and for sale to display manufacturers. Our Development and License Agreement with PPG Industries, Inc. provides us with a source for these materials for research, development and evaluation purposes, and our Supply Agreement with PPG Industries provides us with a source for these materials for commercial purposes. However, the Development and License Agreement, as amended to date, is currently scheduled to expire on March 31, 2006, and the Supply Agreement, as amended to date, is currently scheduled to expire at the end of 2007. Our inability to continue obtaining these OLED materials from PPG Industries or another source would have a material adverse effect on our revenues from sales of these materials, as well as on our ability to perform research and development work and to support those display manufacturers currently evaluating our OLED technologies and materials for possible commercial use.

IF WE CANNOT OBTAIN AND MAINTAIN APPROPRIATE PATENT AND OTHER INTELLECTUAL PROPERTY RIGHTS PROTECTION FOR OUR OLED TECHNOLOGIES AND MATERIALS, OUR BUSINESS WILL SUFFER.

         The value of our OLED technologies and materials is dependent on our ability to secure and maintain appropriate patent and other intellectual property rights protection. Although we own or license many patents respecting our OLED technologies and materials that have already been issued, there can be no assurance that additional patents applied for will be obtained, or that any of these patents, once issued, will afford commercially significant protection for our OLED technologies and materials, or will be found valid if challenged. Moreover, we have not obtained patent protection for some of our OLED technologies and materials in all foreign countries in which OLED displays or materials might be manufactured or sold. In any event, the patent laws of other countries may differ from those of the United States as to the patentability of our OLED technologies and materials and the degree of protection afforded.

         The strength of our current intellectual property position results primarily from the essential nature of our fundamental patents covering phosphorescent OLED devices and certain materials utilized in these devices. These patents begin expiring in 2017. While we hold a wide range of additional patents and patent applications whose expiration dates extend (and in the case of patent applications, will extend) beyond 2017, many of which are also of key importance in the OLED industry, none are of an equally essential nature as our fundamental patents, and therefore our competitive position after 2017 may be less certain.

         We may become engaged in litigation to protect or enforce our patent and other intellectual property rights, or in International Trade Commission proceedings to abate the importation of goods that would compete unfairly with those of our licensees. In addition, we may have to participate in interference or reexamination proceedings before the U.S. Patent and Trademark Office, or in opposition, nullity or other proceedings before foreign patent offices, with respect to our patents or patent applications. All of these actions would place our patents and other intellectual property rights at risk and may result in substantial costs to us as well as a diversion of management attention. Moreover, if successful, these actions could result in the loss of patent or other intellectual property rights protection for the key OLED technologies and materials on which our business depends.

         In addition, we rely in part on unpatented proprietary technology, and others may independently develop the same or similar technology or otherwise obtain access to our unpatented technology. To protect our trade secrets, know-how and other proprietary information, we require employees, consultants, financial advisors and strategic partners to enter into confidentiality agreements. These agreements may not ultimately provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of those trade secrets, know-how or other proprietary information. In particular, we may not be able to fully or adequately protect our proprietary information as we conduct discussions with potential strategic partners. If we are unable to protect the proprietary nature of our technology, it will harm our business.

WE OR OUR LICENSEES MAY INCUR SUBSTANTIAL COSTS OR LOSE IMPORTANT RIGHTS AS A RESULT OF LITIGATION OR OTHER PROCEEDINGS RELATING TO OUR PATENT AND OTHER INTELLECTUAL PROPERTY RIGHTS.

         There are a number of other companies and organizations that have been issued patents and are filing patent applications relating to OLED technologies and materials, including Eastman Kodak Company, Cambridge Display Technology, Fuji Film Co., Ltd., Canon, Inc., Pioneer Corporation, Semiconductor Energy Laboratories Co. and Mitsubishi Chemical Corporation. As a result, there may be issued patents or pending patent applications of third parties that would be infringed by the use of our OLED technologies or materials, thus subjecting our licensees to possible suits for patent infringement in the future. Such lawsuits could result in our licensees being liable for damages or require our licensees to obtain additional licenses that could increase the cost of their products, which might have an adverse affect on their sales and thus our royalties or cause them to seek to renegotiate our royalty rates.

         In addition, in the future we may assert our intellectual property rights by instituting legal proceedings against others. We cannot assure you that we will be successful in enforcing our patents in any lawsuits we may commence. Defendants in any litigation we may commence to enforce our patents may attempt to establish that our patents are invalid or are unenforceable. Thus, any patent litigation we commence could lead to a determination that one or more of our patents are invalid or unenforceable. If a third party succeeds in invalidating one or more of our patents, that party and others could compete more effectively against us. Our ability to derive licensing revenues from products or technologies covered by these patents could also be adversely affected.

         Whether our licensees are defending the assertion of third-party intellectual property rights against their businesses arising as a result of the use of our technology, or we are asserting our own intellectual property rights against others, such litigation can be complex, costly, protracted and highly disruptive to our or our licensees' business operations by diverting the attention and energies of management and key technical personnel. As a result, the pendency or adverse outcome of any intellectual property litigation to which we or our licensees are subject could disrupt business operations, require the incurrence of substantial costs and subject us or our licensees to significant liabilities, each of which could severely harm our business.

         Plaintiffs in intellectual property cases often seek injunctive relief in addition to money damages. Any intellectual property litigation commenced against our licensees could force them to take actions that could be harmful to their business and thus to our royalties, including the following:

o stop selling their products that incorporate or otherwise use technology that contains our allegedly infringing intellectual property;

o attempt to obtain a license to the relevant third-party intellectual property, which may not be available on reasonable terms or at all; or

o attempt to redesign their products to remove our allegedly infringing intellectual property to avoid infringement of the third-party intellectual property.

         If our licensees are forced to take any of the foregoing actions, they may be unable to manufacture and sell their products that incorporate our technology at a profit or at all. Furthermore, the measure of damages in intellectual property litigation can be complex, and is often subjective or uncertain. If our licensees were to be found liable for infringement of proprietary rights of a third party, the amount of damages they might have to pay could be substantial and is difficult to predict. Decreased sales of our licensees' products incorporating our technology would have an adverse effect on our royalty revenues under existing licenses. Any necessity to procure rights to the third-party technology might cause our existing licensees to renegotiate the royalty terms of their license with us to compensate for this increase in their cost of production or, in certain cases, to terminate their license with us entirely. Were this renegotiation to occur, it would likely harm our ability to compete for new licensees and have an adverse effect on the terms of the royalty arrangements we could enter into with any new licensees.

         As is commonplace in technology companies, we employ individuals who were previously employed at other technology companies. To the extent our employees are involved in research areas that are similar to those areas in which they were involved at their former employers, we may be subject to claims that such employees or we have, inadvertently or otherwise, used or disclosed the alleged trade secrets or other proprietary information of the former employers. Litigation may be necessary to defend against such claims. The costs associated with these actions or the loss of rights critical to our or our licensees' business could negatively impact our revenues or cause our business to fail.

THE U.S. GOVERNMENT HAS RIGHTS TO OUR OLED TECHNOLOGIES THAT MIGHT PREVENT US FROM REALIZING THE BENEFITS OF THESE TECHNOLOGIES.

         The U.S. government, through various government agencies, has provided and continues to provide funding to us, Princeton University and the University of Southern California for research activities related to certain aspects of our OLED technologies. Because we have been provided with this funding, the government has rights to these OLED technologies that could restrict our ability to market them to the government for military and other applications, or to third parties for commercial applications. Moreover, if the government determines that we have not taken effective steps to achieve practical application of these OLED technologies in any field of use in a reasonable time, the government could require us to grant licenses to other parties in that field of use. Any of these occurrences would limit our ability to obtain the full benefits of our OLED technologies.

IF WE CANNOT KEEP OUR KEY EMPLOYEES OR HIRE OTHER TALENTED PERSONS AS WE GROW, OUR BUSINESS MIGHT NOT SUCCEED.

         Our performance is substantially dependent on the continued services of senior management and other key personnel, and on our ability to offer competitive salaries and benefits to our employees. We do not have employment agreements with any of our management or other key personnel. Additionally, competition for highly skilled technical, managerial and other personnel is intense. We might not be able to attract, hire, train, retain and motivate the highly skilled managers and employees we need to be successful. If we fail to attract and retain the necessary technical and managerial personnel, our business will suffer and might fail.

RISKS RELATING TO THIS OFFERING

WE CAN ISSUE SHARES OF PREFERRED STOCK THAT MAY ADVERSELY AFFECT THE RIGHTS OF SHAREHOLDERS OF OUR COMMON STOCK.

         Our Articles of Incorporation authorize us to issue up to 5,000,000 shares of preferred stock with designations, rights and preferences determined from time-to-time by our Board of Directors. Accordingly, our Board of Directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights superior to those of shareholders of our common stock. For example, an issuance of shares of preferred stock could:

o adversely affect the voting power of the shareholders of our common stock;

o        make it more difficult for a third party to gain control of us;

o        discourage bids for our common stock at a premium; or

o        otherwise adversely affect the market price of our common stock.

         As of April 20, 2005, we have issued and outstanding 200,000 shares of Series A Nonconvertible Preferred Stock, all of which are held by an entity controlled by members of the family of Sherwin I. Seligsohn, our Chairman of the Board and Chief Executive Officer. Our Board of Directors has authorized and issued other shares of preferred stock in the past, none of which are currently outstanding, and may do so again at any time in the future.

IF THE PRICE OF OUR COMMON STOCK GOES DOWN, WE MAY HAVE TO ISSUE MORE SHARES THAN ARE PRESENTLY ANTICIPATED TO BE ISSUED UNDER OUR AGREEMENT WITH PPG INDUSTRIES.

         Under our Development and License Agreement with PPG Industries, as amended to date, we are required to issue to PPG Industries shares of our common stock for services rendered by it, though under limited circumstances we are required to compensate PPG Industries fully in cash in lieu of any common stock. The number of shares of common stock that we are required to deliver to PPG is determined based on a formula requiring that the lower the price of our common stock at and around the time of issuance, the greater the number of shares that we would be required to issue to PPG Industries. Lower than anticipated market prices for our common stock, and correspondingly greater numbers of shares issuable to PPG Industries, with a resulting increase in the number of shares available for public sale, could cause people to sell our common stock, including in short sales, which could drive down the price of our common stock, thus reducing its value and perhaps hindering our ability to raise additional funds in the future. In addition, such an increase in the number of outstanding shares of our common stock would further dilute existing holders of this stock.

OUR EXECUTIVE OFFICERS AND DIRECTORS OWN A LARGE PERCENTAGE OF OUR COMMON STOCK AND COULD EXERT SIGNIFICANT INFLUENCE OVER MATTERS REQUIRING SHAREHOLDER APPROVAL, INCLUDING TAKEOVER ATTEMPTS.

         Our executive officers and directors, their respective affiliates and the adult children of Sherwin Seligsohn, our Chairman of the Board and Chief Executive Officer, beneficially own, as of April 20, 2005, approximately 17.0% of the outstanding shares of our common stock. Moreover, Pine Ridge Financial Inc. and First Investors Holding Co., Inc., as successor to Strong River Investments, Inc., assigned to our management their rights to vote the shares of our common stock they received or are entitled to receive upon conversion of warrants, notes and preferred stock issued in an August 2001 private placement transaction, of which warrants to purchase 744,452 shares remain outstanding as of April 20, 2005. Accordingly, these shareholders and members of management may, as a practical matter, be able to exert significant influence over matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other business combinations. This concentration also could have the effect of delaying or preventing a change in control of us.

BECAUSE THE VAST MAJORITY OF OLED DISPLAY MANUFACTURERS ARE LOCATED IN THE ASIA-PACIFIC REGION, WE ARE SUBJECT TO INTERNATIONAL OPERATIONAL, FINANCIAL, LEGAL AND POLITICAL RISKS WHICH MAY NEGATIVELY IMPACT OUR OPERATIONS.

         Many of our licensees and prospective licensees have a majority of their operations in countries other than the United States, particularly in the Asia-Pacific region. Risks associated with our doing business outside of the United States include:

o        compliance with a wide variety of foreign laws and regulations;

o legal uncertainties regarding taxes, tariffs, quotas, export controls, export licenses and other trade barriers;

o economic instability in the countries of our licensees, causing delays or reductions in orders for their products and therefore our royalties;

o political instability in the countries in which our licensees operate, particularly in South Korea relating to its disputes with North Korea and in Taiwan relating to its disputes with China;

o difficulties in collecting accounts receivable and longer accounts receivable payment cycles; and

o        potentially adverse tax consequences.

         Any of these factors could impair our ability to license our OLED technologies and sell our OLED materials, thereby harming our business.

THE MARKET PRICE OF OUR COMMON STOCK MIGHT BE HIGHLY VOLATILE.

         The market price of our common stock might be highly volatile, as has been the case with our common stock in the past as well as the securities of many companies, particularly other small and emerging-growth companies. Factors such as the following may have a significant impact on the market price of our common stock in the future:

o        our expenses and operating results;

o announcements by us or our competitors of technological developments, new product applications or license arrangements; and

o other factors affecting the flat panel display and related industries in general.

OUR OPERATING RESULTS MAY HAVE SIGNIFICANT PERIOD-TO-PERIOD FLUCTUATIONS, WHICH WOULD MAKE IT DIFFICULT TO PREDICT OUR FUTURE PERFORMANCE.

         Due to the current stage of commercialization of our OLED technologies and the significant development and manufacturing objectives that we and our licensees must achieve to be successful, our quarterly operating results will be difficult to predict and may vary significantly from quarter to quarter.

         We believe that period-to-period comparisons of our operating results are not a reliable indicator of our future performance at this time. Among other factors affecting our period-to-period results, our license and technology development fees often consist of large one-time or annual payments, resulting in significant fluctuations in our revenues. If, in some future period, our operating results or business outlook fall below the expectations of securities analysts or investors, our stock price would be likely to decline and investors in our common stock may not be able to resell their shares at or above the initial public offering price. Broad market, industry and global economic factors may also materially reduce the market price of our common stock, regardless of our operating performance.

THE ISSUANCE OF ADDITIONAL SHARES OF OUR COMMON STOCK COULD DRIVE DOWN THE PRICE OF OUR STOCK.

         The price of our common stock can be expected to decrease if:

o other shares of our common stock that are currently subject to restriction on sale become freely salable, whether through an effective registration statement or based on Rule 144 under the Securities Act of 1933, as amended; or

o we issue additional shares of our common stock that might be or become freely salable, including shares that would be issued upon conversion of our preferred stock or the exercise of outstanding warrants and options.

BECAUSE WE DO NOT INTEND TO PAY DIVIDENDS, SHAREHOLDERS WILL BENEFIT FROM AN INVESTMENT IN OUR COMMON STOCK ONLY IF IT APPRECIATES IN VALUE.

                  We have never declared or paid any cash dividends on our common stock. We currently intend to retain our future earnings, if any, to finance further research and development and do not expect to pay any cash dividends in the foreseeable future. As a result, the success of an investment in our common stock will depend upon any future appreciation in its value. There is no guarantee that our common stock will appreciate in value or even maintain the price at which shareholders have purchased their shares.

                                  THE OFFERING

         All 464,939 shares of our common stock being offered hereunder are being offered by PPG Industries. These consist of the following shares:

o 27,276 shares of common stock that we issued to PPG Industries on February 15, 2005 as additional consideration for services furnished to us by PPG Industries under our Development and License Agreement with PPG Industries for the period from January 1, 2004 through December 31, 2004.

o 184,885 shares of common stock that will be issuable upon exercise of a warrant that we issued to PPG Industries on February 15, 2005 as additional consideration for services furnished to us by PPG Industries under our Development and License Agreement for the period from January 1, 2004 through December 31, 2004, which warrant is exercisable for a seven-year period from the date of issuance at an exercise price of $24.28 per share.

o 121,274 shares of common stock that we issued to PPG Industries on April 20, 2005 as nonrefundable consideration for services furnished to us by PPG Industries under our Development and License Agreement and our Supply Agreement with PPG Industries for the period from January 1, 2005 through March 31, 2005.

o 131,504 shares of common stock that we issued to PPG Industries on April 20, 2005 as nonrefundable consideration for services to be furnished to us by PPG Industries under our Development and License Agreement and our Supply Agreement for the period from April 1, 2005 through June 30, 2005.

         Pursuant to our Development and License Agreement with PPG Industries, as amended to date, PPG Industries provides to us a team of PPG Industries' scientists and engineers to assist us in developing and commercializing various OLED materials in which we have a proprietary interest, as well as certain other services relating to the development and supply of OLED materials that we use and resell to third parties for pre-commercial purposes. Pursuant to our Supply Agreement with PPG Industries, as amended to date, PPG Industries provides us with an OLED materials that we resell to a third party for commercial purposes and related analytical and health and safety services. As described in the subsequent paragraph, PPG Industries receives shares of our common stock as compensation for this work, though under limited circumstances we are required to compensate PPG fully in cash in lieu of any common stock. Prior to the December 28, 2004 amendments to the Development and License Agreement, PPG Industries was also entitled to receive warrants to purchase shares of our common stock in certain circumstances. PPG Industries is no longer entitled to receive warrants pursuant to the Development and License Agreement, as amended to date.

         Under the agreements with PPG Industries described above, we compensate PPG Industries in a combination of cash and shares of our common stock for the services provided to us under such agreements. Specifically, we pay PPG Industries on a cost-plus basis for the specific services performed by PPG Industries under these agreements during each calendar quarter. We pay PPG Industries for some of these services in all cash and for other of these services all in common stock. Payment for up to 50% of the remaining services may be paid, at our sole discretion, in cash or shares of common stock, with the balance payable in all cash. The specific number of shares of common stock issuable to PPG Industries under the agreements is determined based on a formula, with the number of shares based on the average trading price for our common stock during a specified period at the end of that quarter. If, however, this average trading price is less than a specified dollar amount, we are required to compensate PPG Industries in all cash.

         With respect to the first and third calendar quarters in any given year, the shares of common stock payable to PPG Industries under the Agreements are issued shortly following the close of the quarter, based on an actual calculation of the expenses of PPG Industries during the concluded quarter. With respect to the second and fourth quarters, the shares are issued at the beginning of the quarter, along with the shares discussed in the previous sentence, based on an estimated budget of expenses the parties expect PPG Industries to incur during the second or fourth quarter in question. In each case, the issuance of the shares is final. If the actual expenses of PPG

Industries in any given second or fourth quarter are greater or less than the expenses contemplated in the budget, that amount of the difference is added to or subtracted from the expenses calculated for the next calendar quarter for purposes of determining the number of shares to be issued to PPG Industries with respect to that next calendar quarter. This reconciliation does not, however, take into account any increase or diminution in value of the previously issued shares that may occur based on the movement of the market price of our common stock, and, once issued to PPG Industries, no shares are refundable as a result of such reconciliation.

         The selling shareholder pursuant to this prospectus may sell the shares of common stock offered for resale in a secondary offering. Under the terms of the transactions described above, we are contractually required to register all of the shares of common stock that are described above.

                                 USE OF PROCEEDS

         The selling shareholder will receive the proceeds from the resale of the shares of common stock. We will not receive any proceeds from the resale of the shares of common stock by the selling shareholder.

                               SELLING SHAREHOLDER

         The following table sets forth information regarding the beneficial ownership of shares of common stock by the selling shareholder as of April 20, 2005, and the number of shares of common stock covered by this prospectus.

         The securities listed below have been issued to PPG Industries in a private placement under our Development and License Agreement and our Supply Agreement. Under these Agreements, PPG Industries has various rights and is subject to certain restrictions. Among these is the right, exercisable at any time during the term of the Development and License Agreement, to designate one individual for election to our Board of Directors if PPG Industries owns 5% or more of the outstanding shares of our common stock. If, at any time during the term of the Development and License Agreement, PPG Industries owns 25% or more of the outstanding shares of our common stock, it may designate for election one quarter of the total members of our Board of Directors.

         Additionally, PPG Industries has limited preemptive rights under the Development and License Agreement. These rights allow PPG Industries to purchase shares in certain future offerings of our common stock, or securities convertible into common stock, so that PPG Industries can maintain its overall percentage ownership of our common stock.

         PPG Industries is restricted from engaging in "short sales" of our securities during the term of the Development and License Agreement, and may not, during the 90-day period ending on February 15 of each calendar year, sell, on any day during that 90-day period, that number of shares of our common stock, or securities convertible into our common stock, that would exceed 25% of the average daily trading volume of our common stock for the 90-day period immediately preceding the 90-day restricted period.

         Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. The shares of our common stock subject to options or warrants currently exercisable or exercisable within 60 days after April 20, 2005, are deemed outstanding and to be beneficially owned by the Selling Shareholder holding such options or warrants.

                                                                           BENEFICIAL OWNERSHIP
                                                                          AFTER RESALE OF SHARES
                                                                          ----------------------
                                          NUMBER OF       MAXIMUM
                                           SHARES        NUMBER OF
                    NAME OF             BENEFICIALLY   SHARES BEING       NUMBER
              SELLING SHAREHOLDER           OWNED         OFFERED      OF SHARES(1)      PERCENT(2)
              -------------------           -----         -------      ------------      ----------

PPG Industries, Inc.(3)                 1,625,993(4)      464,939        1,161,054         4.0%

TOTALS                                  1,625,993         464,939        1,161,054         4.0%

(1)      Assumes the sale of all shares being offered by this prospectus.
(2) The percentage ownership for each beneficial owner listed above is based on 28,365,722 shares of common stock outstanding as of April
         20, 2005. In accordance with SEC rules, options to purchase shares of common stock that are exercisable as of April 20, 2005, or will become exercisable within 60 days thereafter, are deemed to be outstanding and beneficially owned by the person holding such options for the purpose of computing such person's percentage ownership, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The numbers of shares indicated in the table includes 826,496 shares issuable upon the exercise of warrants owned by PPG Industries, Inc. that are currently exercisable.
(3) This Selling Shareholder is a reporting company under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. As such, we are omitting information regarding the natural persons who exercise voting and dispositive power with respect to these shares.
(4)      Includes:
         o   614,612 shares of common stock owned by PPG Industries; and
         o 1,011,381 shares of common stock that may be acquired by PPG Industries upon the exercise of warrants that are currently exercisable.

                              PLAN OF DISTRIBUTION

         The selling shareholder, including any donees, pledgees or other transferees who receive shares from the selling shareholder, may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock my be quoted, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The selling shareholder may sell the shares of common stock by various methods, including one or more of the following:

o block trades in which the broker or dealer so engaged by the selling shareholder will attempt to sell the shares of common stock as agent, but may purchase and resell a portion of the block as principal to facilitate the transaction;
o purchases by the broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;
o        an exchange distribution in accordance with the rules of the exchange;
o ordinary brokerage transactions and transactions in which the broker solicits purchasers;
o negotiated transactions or otherwise, including an underwritten offering;
o market sales (both long and short to the extent permitted under the federal securities laws);
o        in connection with short sales of the shares of common stock;
o in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options, if permitted under the securities laws; and
o        a combination of any of these methods of sale.

         In effecting sales, brokers and dealers engaged by the selling shareholder may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling shareholder or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser, in amounts to be negotiated. These commissions or discounts may exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling shareholder to sell a specified number of shares of common stock at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for the selling shareholder, to purchase as principal any unsold shares of common stock at the price required to fulfill the broker dealer commitment to the selling shareholder. Broker-dealers who acquire shares of common stock as principal may thereafter resell such shares of common stock form time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) at prices and on terms then prevailing at the time of sale, at prices then related to then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers of shares of common stock commissions as described above. The selling shareholder may also sell the shares of common stock in accordance with Rule 144 under the Securities Act of 1933, as amended, rather than pursuant to this prospectus.

         The selling shareholder and any other person selling shares of common stock pursuant to this registration statement will be subject to the Securities Exchange Act of 1934, as amended. The Securities Exchange Act of 1934 rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of the shares of common stock by the selling shareholder. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the shares of common stock and the ability of the selling shareholder and any other person or entity selling shares of common stock pursuant to this registration statement to engage in market-making activities with respect to the shares of common stock.

         The selling shareholder and any broker-dealers or agents that participate with the selling shareholder in sales of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with those sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended.

         From time to time, the selling shareholder may pledge its shares of common stock pursuant to the margin provisions of its customer agreements with its brokers. Upon default by the selling shareholder, the broker may offer and sell such pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling shareholder intends to comply with the prospectus delivery requirements under the Securities Act of 1933, as amended, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act of 1933, as amended, that may be required in the event the selling shareholder defaults under any customer agreement with a broker.

         We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling shareholder and related parties against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares by the selling shareholder will be borne by the selling shareholder. The selling shareholder may agree to indemnify brokers, dealers or agents that participate in sales by the selling shareholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended.

                              ABOUT THIS PROSPECTUS

         You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Therefore, we file reports, proxy statements and other information with, and furnish other reports to, the SEC. You can read and copy all of these documents at the SEC's public reference facilities in Washington, D.C., New York, New York and Chicago, Illinois. You may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330. You can also read and copy all of the above-referenced documents at the offices of the Nasdaq Stock Market, 1735 K Street N.W., Washington, D.C. 20006. You also may obtain the documents we file with the SEC from the SEC's Web site on the Internet that is located at http://www.sec.gov.

         We "incorporate by reference" in this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to another document we file with the SEC. The information incorporated by reference in this prospectus is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference in this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus but before the end of this offering. The documents that we are incorporating by reference are:

o        Our Annual Report on Form 10-K for the year ended December 31, 2004;
o Our Current Reports on Form 8-K filed with the SEC on April 4 and April 20, 2005; and
o The description of our common stock that is contained in our Registration Statement on Form 8-A filed with the SEC on August 6, 1996.

         You should read the information relating to us in this prospectus, together with the information in the documents incorporated by reference in this prospectus.

         Any statement contained in a document incorporated by reference in this prospectus, unless otherwise indicated in that document, speaks as of the date of the document. Statements contained in this prospectus may modify or replace statements contained in the documents incorporated by reference. In addition, some of the statements contained in one or more of the documents incorporated by reference may be modified or replaced by statements contained in a document incorporated by reference that is filed thereafter.

         You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at Universal Display Corporation, 375 Phillips Boulevard, Ewing, New Jersey 08618, Attention: Corporate Secretary, Telephone:
(609) 671-0980.

                                  LEGAL OPINION

         Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania, will pass on the validity of the shares of common stock that may be offered by the prospectus.

                                     EXPERTS

         The consolidated financial statements of Universal Display Corporation and subsidiary as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

================================================================================












                                 464,939 Shares



                          UNIVERSAL DISPLAY CORPORATION







                                  Common Stock



                                 _______________

                                   PROSPECTUS
                                 _______________








                                __________, 2005












================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The estimated expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are as follows:

              SEC registration fee                              $   417
              Transfer agent and registrar fees                   1,000
              Printing and engraving fees                         1,000
              Legal and accounting fees                          10,000
              Miscellaneous                                     -------
              TOTAL                                             $12,417

The selling shareholder described in the prospectus included herewith will not pay any of the expenses of this offering.

ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Chapter 17, Subchapter D of the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL") contains provisions permitting indemnification of officers and directors of a business corporation in Pennsylvania.

         Sections 1741 and 1742 of the PBCL provide that a business corporation may indemnify directors and officers against liabilities and expenses they may incur as such in connection with any threatened, pending or completed civil, administrative or investigative proceeding, provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In general, the power to indemnify under these sections does not exist in the case of actions against a director or officer by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses.

         Section 1743 of the PBCL provides that the corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions.

         Section 1746 of the PBCL grants a corporation broad authority to indemnify its directors and officers for liabilities and expenses incurred in such capacity, except in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

         Section 1747 of the PBCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a representative of another corporation or other enterprise, against any liability asserted against such person and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Chapter 17 Subchapter D of the PBCL.

         The registrant's Bylaws provide a right to indemnification to the full extent permitted by law, for expenses (including attorney `s fees), damages, punitive damages, judgments, penalties, fines and amounts paid in settlement, actually and reasonably incurred by any director or officer whether or not the indemnified liability arises or arose from any threatened, pending or completed proceeding by or in the right of the registrant (a derivative action) by reason of the fact that such director or officer is or was serving as a director, officer, employee or agent of the registrant or, at the request of the registrant, as a director, officer, partner, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, unless the act or failure to act giving rise to the claim for indemnification is financially determined by a court to have constituted willful misconduct or recklessness. The Bylaws provide for the advancement of expenses to an indemnified party upon receipt of an undertaking by the party to repay those amounts if it is finally determined that the indemnified party is not entitled to indemnification.

         The registrant's Bylaws authorize the Registrant to take steps to ensure that all persons entitled to indemnification are properly indemnified, including, if the Board of Directors so determines, by purchasing and maintaining appropriate insurance.

ITEM 16.          LIST OF EXHIBITS

         The exhibits filed as part of this registration statement are as follows:

EXHIBIT
NUMBER       DESCRIPTION
------       -----------

5.1+ Opinion of Morgan, Lewis & Bockius LLP regarding legality of securities being registered.

10.1 Development and License Agreement dated as of October 1, 2000, between the registrant and PPG Industries, Inc. (filed as an Exhibit to Amendment No. 1 to the registrant's Registration Statement on Form S-3 (No. 333-50990) and incorporated by reference herein).*

10.2 Amendment Number 1 to the Development and License Agreement between the registrant and PPG Industries, Inc., dated as of March 7, 2001 (filed as an Exhibit to Amendment No. 1 to the registrant's Registration Statement on Form S-3 (No. 333-50990) and incorporated by reference herein).*

10.3 Amendment Number 2 to the Development and License Agreement between the registrant and PPG Industries, Inc., dated as of October 15, 2002 (filed as an exhibit to the registrant's Annual Report on Form 10-K for the year ended December 31, 2002, filed with the SEC on March 31, 2003 and incorporated by reference herein).*

10.4 Amendment Number 3 to the Development and License Agreement between the registrant and PPG Industries, Inc., dated as of January 21, 2003 (filed as an exhibit to the registrant's Annual Report on Form 10-K for the year ended December 31, 2002, filed with the SEC on March 31, 2003 and incorporated by reference herein).*

10.5 Amendment Number 4 to the Development and License Agreement between the registrant and PPG Industries, Inc., dated as of April 11, 2003 (filed as an exhibit to the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed with the SEC on August 13, 2003 and incorporated by reference herein).**

10.6 Amendment Number 5 to the Development and License Agreement between the registrant and PPG Industries, Inc., dated as of December 28, 2004.+**

10.7 Amendment Number 6 to the Development and License Agreement between the registrant and PPG Industries, Inc., dated as of March 30, 2005.+**

10.8 Supply Agreement dated as of October 1, 2000, between the registrant and PPG Industries, Inc.+**

10.9 Amendment Number 1 to the Supply Agreement between the registrant and PPG Industries, Inc., dated as of December 28, 2004.+**

10.10 Amendment Number 2 to the Supply Agreement between the registrant and PPG Industries, Inc., dated as of March 30, 2005.+**

23.1 Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5.1 hereto).

23.2+        Consent of KPMG LLP.

24.1+        Powers of Attorney (included as part of the signature page hereof).
______________________
+  Filed herewith.
* Confidential treatment has been accorded to certain portions of this exhibit pursuant to Rule 406 under the Securities Act of 1933, as amended.
** Confidential treatment has been requested as to certain portions of this exhibit pursuant to Rule 406 under the Securities Act of 1933, as amended.

ITEM 17.          UNDERTAKINGS

(a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Exchange Act of 1934, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) That, insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Ewing, state of New Jersey, on April 25, 2005.

                                 UNIVERSAL DISPLAY CORPORATION


                                 By:  /s/ Sidney D. Rosenblatt
                                      ------------------------------------------
                                      Sidney D. Rosenblatt
                                      Executive Vice President, Chief Financial
                                      Officer, Treasurer, Secretary and Director

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Each person in so signing also makes, constitutes and appoints Steven
V. Abramson and Sidney D. Rosenblatt, and each of them acting alone, his or her true and lawful attorney-in-fact, with full power of substitution, to execute and cause to be filed with the securities and exchange commission pursuant to the requirements of the Securities Act of 1933, as amended, any and all amendments and post-effective amendments to this registration statement, and including any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the securities act, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his or her substitute or substitutes may do or cause to be done by virtue hereof.

                  SIGNATURE                                         TITLE                                DATE
                  ---------                                         -----                                ----

/s/ Sherwin I. Seligsohn                       Chief Executive Officer and Chairman of the          April 25, 2005
---------------------------------------------- Board (principal executive officer)
Sherwin I. Seligsohn


/s/ Steven V. Abramson                         President, Chief Operating Officer and Director      April 25, 2005
----------------------------------------------
Steven V. Abramson


/s/ Sidney D. Rosenblatt                       Executive Vice President, Chief Financial            April 25, 2005
---------------------------------------------- Officer, Treasurer, Secretary and Director
Sidney D. Rosenblatt                           (principal financial and accounting officer)


/s/ Leonard Becker                             Director                                             April 25, 2005
----------------------------------------------
Leonard Becker


/s/ C. Keith Hartley                           Director                                             April 25, 2005
----------------------------------------------
C. Keith Hartley


/s/ Elizabeth H. Gemmill                       Director                                             April 25, 2005
----------------------------------------------
Elizabeth H. Gemmill


/s/ Lawrence Lacerte                           Director                                             April 25, 2005
----------------------------------------------
Lawrence Lacerte